Xpand Boom Technology Inc.

18th Floor, Block B,

Yuanlun Building, No. 350 Qifei Road,

Binjiang District, Hangzhou City,

People’s Republic of China

HZJL Cayman Limited

18th Floor, Block B,

Yuanlun Building, No. 350 Qifei Road,

Binjiang District, Hangzhou City,

People’s Republic of China

September 24, 2025

VIA EDGAR

Kate Beukenkamp/Donald Field
Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Xpand Boom Technology Inc. and HZJL Cayman Limited (the “Co-Registrants”)
Registration Statement on Form F-4
(File No. 333-289591) (the “Registration Statement”)

Dear Ms. Beukenkamp and Mr. Field:

The Co-Registrants hereby request, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that the Registration Statement will become effective as of 4:00 p.m. ET on September 26, 2025, or as soon thereafter as practicable.

Very truly yours,

Xpand Boom Technology Inc.

By:	/s/ Lulu Xing
Name:	Lulu Xing
Title:	Sole Director

HZJL Cayman Limited

By:	/s/ Bin Xiong
Name:	Bin Xiong
Title:	Chief Executive Officer and Director

Acceleration Request:

333-289591